Exhibit 21.1

List of Subsidiaries of Norwegian Cruise Line Holdings Ltd.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

NCL Corporation Ltd.	Bermuda

Norwegian Cruise Co. Inc.	Delaware

Norwegian Sextant Ltd.	United Kingdom

Norwegian Compass Ltd.	United Kingdom

Arrasas Limited	Isle of Man

NCL International, Ltd.	Bermuda

NCL America Holdings, LLC	Delaware

Norwegian Dawn Limited	Isle of Man

Norwegian Star Limited	Isle of Man

Norwegian Jewel Limited	Isle of Man

Norwegian Sun Limited	Bermuda

Norwegian Spirit, Ltd.	Bermuda

Norwegian Pearl, Ltd.	Bermuda

Norwegian Gem, Ltd.	Bermuda

Norwegian Epic, Ltd.	Bermuda

Breakaway One, Ltd.	Bermuda

Breakaway Two, Ltd.	Bermuda

Breakaway Three, Ltd.	Bermuda

Breakaway Four, Ltd.	Bermuda

NCL (Bahamas) Ltd. d/b/a Norwegian Cruise Line	Bermuda

Norwegian Sky, Ltd.	Bermuda

NCL America LLC	Delaware

Pride of America Ship Holding, LLC	Delaware

Pride of Hawaii, LLC	Delaware